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CONSENT OF INDEPENDENT AUDITORS

     To the Board of Directors
Unity Wireless Corporation

We consent to the incorporation by reference in the registration statement on Form S-8 of Unity Wireless Corporation relating to the 1999 Stock Option Plan of our report dated March 2, 2001, relating to the consolidated balance sheet of Unity Wireless Corporation as at December 31, 2000 and the related consolidated statements of operations and comprehensive loss, stockholders' equity and cash flows for the year then ended, which report appears in the December 31, 2000 annual report on Form 10-KSB of Unity Wireless Corporation.

"KPMG LLP"
 KPMG LLP

Chartered Accountants

Vancouver, Canada
April 19, 2001

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CONSENT OF INDEPENDENT AUDITORS